Exhibit 77(d)

Policies with Respect to Security Investments

Effective May 1, 2012, the Target Allocations for ING Diversified International Fund were revised as follows:

International Core - 40%

International Growth - 20%

International Value - 20%

International Small Cap - 5%

Emerging Markets - 15%